UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

TRIAD HOSPITALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 20, 2007

The following talking points are intended for use in discussions with internal audiences (employees, physicians, board, volunteers) and may not be reproduced or distributed as hard copies. We recommend town hall meetings, rounds to departments, etc.

A media statement follows the talking points. It is intended for use by the facility CEO or administrator during telephone, on-camera, or face-to-face interviews.

Key points:

•	Background:

•	Industry headwinds; aggressive shareholder groups /hedge funds.

•	Special Committee of the Board of Directors was formed in December 2006

•	Offer from CCMP and Goldman Sachs Capital Partners of $50.25 per share in cash was approved by Triad Board on February 4

•	40-day go-shop ended March 16

•	The offer from Community Health Systems, Inc., at $54 per share in cash, is a premium offer, materially exceeding the initial proposal of $50.25 from CCMP and Goldman Sachs Capital Partners.

•	This is a validation of Triad’s strategy and the tremendous value of this company.

•	Because the transaction is not complete, we do not have answers at this time to many employee questions, for example, questions about benefits packages.

•	In transactions of this type, it may take several months to work out details.

•	Beginning tomorrow, you will be able to submit questions through Triad2CHS@triadhospitals.com so that Community can provide answers to those questions as soon as the information is available.

•	Every employee at Triad facilities and at the corporate office in Plano should be proud of what we have achieved in eight short years.

•	We have made each hospital better than when we acquired it, by putting patients first and profits behind that.

•	Triad has set the standard for collaboration with physicians, building some of the strongest relationships in the industry and excellent physician satisfaction.

•	Triad has truly made great strides in putting local governance in place at every Triad facility.

•	Our ventures with non-profit partners have created a new model for sustaining local healthcare and the core missions of historic healthcare institutions.

•

We have attracted some of the best and brightest in the industry to ensure the communities we serve have access to the highest quality care with the latest technology so that healthcare can be received at home.

•	Stay the course: remain focused on delivering the best quality care to your patients and their families.

•	We have lived by our fundamental beliefs; our actions will continue to speak to those beliefs and to our values as a company.

•	Our greatest assets are our people, not the bricks and mortar.

FACILITY CEO COMMENTS FOR MEDIA:

Our commitment to this community and to our mission remains: deliver the best possible patient care with outstanding technology and personalized service.

While some change can always be expected in a transaction of this size, it will be several months before we know specifically how our internal operations may be affected. We do not expect our patients and their families to see any change in our day-to-day operations.

We look forward to continuing to bring healthcare innovation to the area.

Important Information

Triad has filed with the Securities and Exchange Commission a current report on Form 8-K, which will include the merger agreement. The proxy statement that Triad plans to file with the Securities and Exchange Commission and mail to stockholders will contain information about Triad, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Triad by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Triad, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from Triad at www.triadhospitals.com or by directing such request to Triad, Attention: Investor Relations.

Triad and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Triad’s participants in the solicitation is set forth in Triad’s proxy statement and Annual Report on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.